Exhibit 10.1

FULFILLMENT AGREEMENT

This Fulfillment Agreement (the “Agreement”) is dated and effective as of the 20th day of March, 2007 (the “Effective Date”) by and between CYBEX INTERNATIONAL, INC (“Cybex”), a New York corporation, with its principal offices at 10 Trotter Drive, Medway, Massachusetts, and eNOVA GROUP LIMITED LIABILITY COMPANY, a Washington limited liability company (hereinafter referred to as “eNOVA”), with its principal place of business at 6505 N.E. Sundance Lane, Bainbridge Island, Washington 98110, and the Persons listed on Schedule A attached hereto (each hereinafter referred to as a “Principal” and, collectively, as “Principals”), each having an address at 6505 N.E. Sundance Lane, Bainbridge Island, Washington 98110.

W I T N E S S E T H

WHEREAS, Cybex is in the business of developing, manufacturing, marketing and selling fitness equipment and related products (collectively “Cybex Fitness Equipment”); and

WHEREAS, eNOVA is in the business of acquiring and exploiting intellectual property related to health fitness equipment, including without limitation new product engineering and designs, and marketing concepts for the same (collectively, “eNOVA Technology”); and

WHEREAS, the Principals own all of the outstanding equity interests of eNOVA; and

WHEREAS, on the date hereof, Cybex has acquired eNOVA’s rights to a line of strength products which is in a preliminary stage of development and which it is contemplated will utilize a new method of load management known as Dynamic Load Management™ (DLM™), as such line is more particularly identified and described in a certain Asset Purchase Agreement, dated and effective as of March 16, 2007, by and between Cybex, eNOVA and the Principals (the “Purchase Agreement”), including Schedule B thereto (the “DLM Product Line”); and

WHEREAS, eNOVA and its Principals intend to continue to acquire, engineer and/or develop new eNOVA Technology and Cybex desires to receive from eNOVA and the Principals new eNOVA Technology as developed, and eNOVA and the Principals desire to transfer to Cybex the rights to new eNOVA Technology pursuant to the terms of this Agreement and in fulfillment of certain commitments made by eNOVA and the Principals under the terms of the Purchase Agreement; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that this Agreement be executed and delivered by Cybex, eNOVA and the Principals.

NOW, THEREFORE, in consideration of the covenants and mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Principals, eNOVA and Cybex hereby agree as follows:

1. Product Development; Consideration.

(a) Subject to the terms and provisions of this Agreement, eNOVA and the Principals will provide Cybex, during the Term (as such term is defined hereinafter), with continuing product design, product development, marketing and sales concepts for eNOVA Technology as engineered and developed including without limitation DLMTM Products (as such term is defined in the Purchase Agreement) (collectively, the “Fulfillment Products”). The Fulfillment Products shall include, without limitation, product design, product development, marketing and sales concepts for new and unique fitness equipment products as specifically agreed upon by Cybex and eNOVA from time to time pursuant to the terms and provisions of a written product development plan (all such products being referred to herein as “New Fulfillment Products”). The Fulfillment Products shall also include product design, product development, marketing and sales concepts for (i) modifications or improvements made to existing Cybex products, (ii) fitness equipment products that replace an existing Cybex product, or (iii) new fitness equipment products being designed or developed by Cybex personnel (all such products being referred to herein as “Cybex Fulfillment Products”).

(b) The design and development of all Fulfillment Products and the performance of all other obligations to be performed by eNOVA pursuant to the terms and provisions of this Agreement will be directly provided and performed by the Principals. Each of the Principals hereby agrees that he will continue to be actively employed by eNOVA on a full-time basis throughout the Term of this Agreement.

(c) eNOVA and the Principals will meet with Cybex at such times and at such locations as may be reasonably requested by Cybex to discuss and report on the status of the Fulfillment Products being developed, or to be developed, by eNOVA and/or the Principals hereunder. Cybex agrees to reimburse Principals for all reasonable travel costs incurred by the Principals to attend any such meeting, so long as such costs have been approved in advance in writing by Cybex.

(d) eNOVA will make such of its facilities and technology available to Cybex as may be reasonably necessary to enable Cybex to monitor the progress of all Fulfillment Products being developed by eNOVA and/or the Principals hereunder.

(e) For the product design, product development, marketing and sales concepts to be provided by eNOVA and the Principals hereunder, Cybex will pay to eNOVA during the Term an annual advance acquisition fee in the amount of Four Hundred Thousand Dollars ($400,000.00) (the “Annual Development Fee”). The Annual Development Fee will be payable by Cybex to eNOVA in twelve equal, monthly installments on or before the 10th day of each calendar month.

(f) As additional compensation for the Fulfillment Products being developed by eNOVA and the Principals hereunder, Cybex will pay to eNOVA incentive consideration (the “Incentive Acquisition Fee”) in an amount equal to five percent (5%) of the Net Sales Price (as such term is defined hereinafter) of all DLM™ Products, and any New Fulfillment Products developed hereunder, which are sold by Cybex. For purposes of this Agreement, the term “Net Sales Price” shall mean the gross sales price, less all uncollected invoices, returns, allowances, rebates, and discounts, and less any taxes, insurance charges, or transportation charges included on the invoice, as determined by Cybex in its reasonable discretion. Incentive Acquisition Fees will be paid by Cybex to eNOVA quarterly, based upon invoice date, within thirty (30) days following the end of each calendar quarter. Each Incentive Acquisition Fee payment made by Cybex to eNOVA hereunder shall be accompanied by the written report (the “Payment Reports”) prepared by Cybex and certified by the Chief Financial Officer of Cybex as accurate setting forth the total Net Sales Price received by Cybex from the sale of DLM™ Products, and any New Fulfillment Products by Cybex during the preceding quarter and the method of computing the Incentive Acquisition Fee. Each Payment Report shall be deemed to be accepted by eNOVA and the Principals unless a written notice of objection, setting forth the basis for the dispute, is received by Cybex from eNOVA or a Principal within fifteen (15) days of eNOVA’s receipt of the applicable Payment Report.

(g) Notwithstanding anything to the contrary set forth herein, unless otherwise agreed to in writing by Cybex and eNOVA, no Incentive Acquisition Fee will be payable by Cybex to eNOVA hereunder with respect to any Cybex Fulfillment Product.

(h) Notwithstanding anything to the contrary set forth herein, Incentive Acquisition Fees will be payable by Cybex to eNOVA hereunder on each New Fulfillment Product and DLM™ Product for three (3) years from the date of the first shipment of such product by Cybex to a customer, and Cybex will owe no Incentive Compensation with respect to sales made after such three (3) year period.

(i) Notwithstanding anything to the contrary set forth herein, the amount of any Incentive Acquisition Fee owed by Cybex to eNOVA hereunder shall be reduced by the aggregate amount of Annual Development Fees theretofore paid by Cybex to eNOVA hereunder (to the extent such fees have not been previously applied as a reduction to any other Incentive Acquisition Fee payment owed hereunder).

(j) In addition to the payment of Incentive Acquisition Fees and Annual Development Fees, Cybex will pay eNOVA Fifteen Thousand Dollars ($15,000.00) for each of the first two (2) Non-DLM Prototypes (as such term is defined hereinafter in subsection 2(b)(ii)) delivered to Cybex hereunder and which Cybex, in its sole discretion, elects to market. The maximum amount of compensation to which eNOVA shall be entitled pursuant to this subsection (j) shall be Thirty Thousand Dollars ($30,000.00).

(k) Cybex will reimburse eNOVA, upon receipt of documented invoices, for all out-of-pocket expenses incurred by eNOVA and/or the Principals (such as materials, outside vendors, etc.) in connection with the development of one prototype for each DLM™ Product hereunder, up to a maximum amount of Three Thousand Dollars ($3,000.00) per prototype. Cybex, eNOVA and the Principals agree to use their best efforts, and to cooperate with one another, to minimize the cost of all prototypes developed hereunder. It is understood and agreed by the parties hereto that, except as expressly set forth herein, Cybex shall not be liable in any way for any costs, expenses, taxes, or fees incurred by eNOVA or any Principal in connection with the development of any products or the performance of any other obligations hereunder, all of which shall be borne exclusively by eNOVA and/or the Principals unless reimbursement is expressly authorized in writing in advance by Cybex.

(l) During the ninety (90) day period following the second (2nd) anniversary of the Effective Date, upon written notice to eNOVA and the Principals, and the payment by Cybex to eNOVA of a fee in the amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) (the “Termination Payment”), Cybex shall have no obligation to make any additional payments to eNOVA or any Principal hereunder with respect to any Annual Development Fee or any Incentive Acquisition Fee which would otherwise become payable by Cybex under this Agreement for any period after the second (2nd) anniversary of the Effective Date. This Agreement, and the parties’ respective rights and obligations hereunder, shall otherwise remain in full force and effect following the receipt by eNOVA of the Termination Payment as provided for in subsection 2(c) below.

2. Term; Termination.

(a) The term of this Agreement will commence on the Effective Date and continue in effect for a period of three (3) years (the “Initial Term”) unless earlier terminated in accordance with the terms hereof. This Agreement will automatically renew for successive one (1) year renewal terms (each, a “Renewal Term,” and collectively along with the Initial Term, the “Term”) unless or until a party hereto gives the other parties hereto written notice at least sixty (60) days prior to the termination of the then-current term of its intent not to renew.

(b) This Agreement may be terminated:

(i) By either party, to the extent permitted under applicable law, if the other ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it and such petition is not dismissed within sixty (60) days of filing, or admits in writing its inability to pay its debts as they mature, or if a receiver is appointed over a substantial part of its assets.

(ii) By either party by reason of any other material breach of this Agreement by the other party which breach has not resulted in a reasonably acceptable plan for remedy or cure or which breach has not been remedied or cured after at least thirty (30) days’ written notice delivered by the aggrieved party to the other party.

(iii) By Cybex at any time following the eighteen (18) month anniversary of the Effective Date, upon written notice to eNOVA and the Principals, if eNOVA shall have failed to provide Cybex, during said eighteen (18) month period, with at least two (2) fully functional eNOVA Technology product prototypes that are not based upon or derivative of the DLM Product Line in any manner (each such prototype being hereinafter referred to as a “Non-DLM Prototype”) which Cybex, in its sole discretion, shall have elected to market.

(iv) By Cybex at any time if either Principal is unable for any reason, including without limitation death or disability, to perform his duties hereunder for a period of more than thirty (30) consecutive days or if a Principal is no longer actively employed on a full-time basis by eNOVA.

(c) In the event of termination of this Agreement for any reason, all rights and obligations contained herein which by their nature should survive including, without limitation Sections 1(e)-(h), 2, 3, 4, 6, 7, 8, and 10-17, shall so survive, and all other rights and obligations shall terminate.

3. Nature of Relationship; Exclusivity.

(a) It is understood and agreed that eNOVA and the Principals are, and at all times during the Term shall remain, independent contractors of Cybex. At no time shall either eNOVA or any Principal represent to any third party that it is an agent of Cybex without Cybex’s express prior written consent in each instance. In no event shall eNOVA or any Principal at any time have authority to make any contracts, commitments or undertake any obligations on behalf of Cybex. Without limiting the foregoing, eNOVA and each Principal agrees that it will not, during or after the Term, represent to any person that it acts for or on behalf of Cybex or make use of Cybex’s name, or advertise its relationship with Cybex, without Cybex’s express prior written consent in each instance.

(b) Cybex may, during the Term and at any time thereafter, seek third-party development of fitness equipment products from sources other than eNOVA or the Principals, or may develop fitness equipment products internally using its own development staff, without first giving eNOVA and/or any Principal an opportunity to provide the same products hereunder; provided, however, that Cybex may not incorporate in any such fitness equipment product any concept or idea disclosed by eNOVA to Cybex in connection with any product developed under this Agreement and for which United States patent protection has been obtained unless an Incentive Acquisition Fee is paid by Cybex to eNOVA pursuant to the terms and provisions of this Agreement.

(c) The continuing product development, product marketing and sales concepts and related services to be provided by eNOVA and the Principals to Cybex under the terms and provisions of this Agreement will be provided to Cybex on an exclusive basis. Without limiting the generality of the foregoing, during the Term of this Agreement, neither eNOVA nor any Principal, nor any of their respective affiliates, shall directly or indirectly provide products, eNOVA Technology, or services to, or disclose any information with respect to products or product development projects to, any individual, company or firm engaged in any way in the fitness industry, nor will eNOVA or any Principal, or any of their respective affiliates, directly or indirectly attempt to manufacture, sell or market any fitness equipment product, even if Cybex declines to sell or market such product when presented to it under the terms of this Agreement. Any ideas, designs, inventions, discoveries, improvements, written materials, or the like that eNOVA or any Principal, or any of their respective affiliates, may conceive, make, invent, produce, develop or suggest during the Term of this Agreement relating to or useful in the fitness industry shall be the absolute property of, and shall be promptly disclosed in writing to, Cybex.

4. Intellectual Property Ownership.

(a) eNOVA and each Principal hereby irrevocably assigns to Cybex, and Cybex shall be the exclusive owner of, all right, title and interest in and to any ideas, designs, inventions, discoveries, improvements, written materials, or the like that eNOVA or any Principal, or any of their respective affiliates, may conceive, make, invent, produce, develop or suggest during the Term of this Agreement relating to or useful in the fitness industry and all work product and documentation produced pursuant to or in connection with this Agreement (the “Developed Works”) including, without limitation, all eNOVA Technology and all applicable Intellectual Property Rights (as such term is defined hereinafter) thereto. For purposes of this Agreement, the term “Intellectual Property Rights” shall mean any and all now known or hereafter known tangible or intangible (i) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask works, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated), whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing). All ideas, designs, inventions, discoveries, improvements, written materials, or the like that eNOVA or any Principal, or any of their respective affiliates, may conceive, make, invent, produce, develop or suggest relating to or useful in the fitness industry which are incorporated into any product which is sold and shipped by eNOVA, the Principals or any third party to an end-user during the ten-month period following the Term of this Agreement shall automatically be deemed to be a Developed Work for purposes of this Agreement.

(b) If eNOVA or any Principal has any rights described in Section 4(a) above that cannot be assigned to Cybex, eNOVA and each Principal hereby waives the enforcement of such rights, and if eNOVA or any Principal has any rights that cannot be assigned or waived, eNOVA or such Principal, as applicable hereby grants to Cybex a worldwide, exclusive, sublicensable (through multiple tiers), assignable, royalty-free, perpetual, irrevocable license to such rights.

(c) eNOVA and each Principal acknowledges that there are, and may be, future rights that Cybex may otherwise become entitled to with respect to the Developed Works and the Intellectual Property Rights that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and eNOVA and each Principal specifically intends the foregoing assignment of rights to Cybex to include all such known or unknown uses, media and forms of exploitation throughout the universe. eNOVA and each Principal must obtain the prior written consent of Cybex before utilizing in any way any aspect or component of any Developed Work or Intellectual Property Right for purposes other than providing eNOVA Technology or Fulfillment Products to Cybex pursuant to this Agreement.

(d) Cybex shall retain ownership of all of the intellectual property rights in and to all information and materials it owns and supplies to eNOVA or any Principal pursuant to this Agreement or otherwise (collectively, “Cybex Intellectual Property”). Cybex hereby grants to eNOVA and each Principal a non-exclusive, worldwide, non-transferable, non-sublicenseable, royalty-free license for the Term of this Agreement to make, have made, use, sell, copy, modify, display, distribute and perform the Cybex Intellectual Property for the sole benefit of Cybex in connection with the performance of this Agreement.

(e) Cybex will bear the cost of all intellectual property protection of any eNOVA Technology acquired by it.

5. Mutual Representations and Warranties. Each party hereto hereby represents and warrants to the other parties hereto that:

(a) It has the legal power and authority to enter into this Agreement.

(b) It will abide by all applicable laws, treaties and regulations in connection with its performance of this Agreement.

(c) Its execution and performance of this Agreement does not conflict with, or otherwise give rise to a breach of, any duty, obligation, warranty, representation or covenant contained in any other agreement entered into by it.

(d) It will perform its obligations hereunder in a timely, professional and workmanlike manner.

6. Warranties.

(a) In addition to any warranties that may be required by Cybex for a particular Developed Work produced hereunder, eNOVA and each Principal jointly and severally represents and warrants to Cybex that:

(i) No Developed Work shall infringe the intellectual or proprietary rights of any third party (provided, however, that neither eNOVA nor any Principal makes any warranty with respect to any Intellectual Property Right furnished by Cybex hereunder for incorporation into any Developed Work).

(ii) Each Developed Work will, at time of delivery to Cybex, and thereafter for a period of twelve (12) months, be free from design defects of any kind, and will conform to any specifications and/or any documentation pertaining to the Developed Work delivered to or approved by Cybex.

(b) Cybex shall promptly notify eNOVA and the Principals of any breach of the foregoing warranty in subsection (a)(ii) above. In such an event, eNOVA and the Principals shall use good faith efforts to repair the defective Developed Work.

7. Confidential Information.

(a) In connection with the performance of this Agreement, a party may disclose to the other parties to this Agreement its confidential and/or proprietary Information (as such term is defined hereinafter). For purposes of this Agreement, the term “Information” shall mean all information relating to the discloser which is marked confidential or proprietary, if in writing or, if provided by oral communication, confirmed in writing as confidential or proprietary within ten (10) days of its disclosure.

(b) All Information disclosed by a party shall remain the property of that party. The recipient of Information shall keep the Information secret and confidential, and shall not provide or otherwise make available or disclose the Information to any third party. The recipient of Information may use the Information solely for purposes of fulfilling its obligations under this Agreement. The recipient of Information shall be liable to the discloser for any breaches or violations of this Agreement by any director, officer, employee, consultant, subcontractor, or agent of the recipient.

(c) Upon the written request of a discloser of Information, and in any case, upon the termination of this Agreement, the recipient of such Information shall promptly return to the discloser all tangible material (including all copies, models and samples thereof) that discloses or relates to any of the Information.

(d) The obligations of the parties under this Section 7 shall not apply to: (i) Information which, at the time of disclosure thereof, is in the public domain; (ii) Information which, after disclosure, becomes a part of the public domain by publication or otherwise, except by breach of this Agreement by the recipient; (iii) Information which the recipient receives from a third party who has the right to, and legally does, disclose the same to the recipient; or (iv) Information which is required to be disclosed by judicial or administrative process or, in the opinion of counsel, by other mandatory requirements of law.

(e) Each recipient of Information hereunder agrees that the provisions of this Section are reasonable and necessary to protect the interests of the discloser of Information and that the discloser’s remedies of law for a breach of any of the provisions of this Section will be inadequate and that, in connection with any such breach, the discloser will be entitled, in addition to any other available remedies (whether at law or in equity), to seek temporary and permanent injunctive relief without the necessity of proving actual damage or immediate or irreparable harm, or of the posting of a bond. Notwithstanding the foregoing, if a court of competent jurisdiction shall determine any of the provisions of this Section to be unreasonable, the recipient agrees that the court shall amend such provisions found to be unreasonable in such manner to give them a reasonable meaning.

8. Indemnification.

(a) Each party shall indemnify and hold the other party and its affiliates, and their respective directors, officers, employees, agents, and representatives, from and against all claims, losses, expenses, damages, costs, and reasonable attorneys’ fees that they, or any of them, at any time incur by reason of any actions or suits brought against them, or any of them, by any third party or parties (collectively, “Liabilities”) arising out of or related to (i) any unlawful acts, negligence, or willful misconduct on the part of such party or its officers, directors, agents, employees, or subcontractors, or (ii) the breach of or default under any material provision of this Agreement, or misrepresentation contained in this Agreement, by such party or its officers, directors, agents, employees, or subcontractors.

(b) With respect to any such claim or demand by any third party, the party seeking indemnification shall notify the party from which indemnification is sought in writing promptly upon the assertion thereof and shall afford such party a reasonable opportunity to defend against same.

9. Assignment. This Agreement may not be assigned by eNOVA or any Principal without the prior written consent of Cybex, which may be withheld by Cybex in its sole discretion. Cybex may assign its rights and obligations under this Agreement to any affiliate of Cybex or to any entity that succeeds to a material portion of the business or assets of Cybex.

10. Governing Law; Jurisdiction. This Agreement shall be governed and construed in all respects by the laws of the State of New York without giving effect to any applicable conflict of law principles. The parties hereto irrevocably consent to the exclusive jurisdiction and venue of the courts located in the State of New York, with respect to any dispute or matter arising out of or related to this Agreement.

11. Notices. All notices required to be given under this Agreement shall be in writing and shall be validly given if delivered personally or sent by registered or certified mail, postage prepaid to the address set forth in the Purchase Agreement (or to such other address as either party may designate by written notice to the other).

12. Entire Agreement; Amendment. This writing contains the entire agreement of the parties concerning the subject matter hereof. Except as otherwise set forth herein, this Agreement may be amended only by a written instrument signed by all parties hereto.

13. Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

14. Waiver. No waiver by a party of any of the requirements of this Agreement or any of the rights hereunder shall be effective unless given in writing and signed by such party and no forbearance, delay or indulgence by any party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver by any party of any of the requirements hereof or any of its rights hereunder lease any other party from full performance of its obligations hereunder.

15. Set-off. Cybex may set-off or deduct from any monies due or to become due to eNOVA hereunder or under the Purchase Agreement any monies due from eNOVA or any Principal to Cybex pursuant to this Agreement or the Purchase Agreement.

16. Mediation. Any dispute arising under or in connection with this Agreement shall be first submitted to mediation under the mediation rules of the American Arbitration Association. If the dispute to been resolved through said mediation process to the satisfaction of all concerned parties within thirty (30) days (or any extension of said time period agreed to by the parties) from the date of commencement of the mediation process, then the parties shall proceed to arbitration pursuant to Section 17 below.

17. Arbitration. If the parties fail to resolve any dispute arising under or in connection with this Agreement by mediation, then the dispute will be settled by arbitration as set forth in this Section. No legal right of action may arise out of any such dispute until arbitration has been completed. Each party, however, will have full access to the courts to compel compliance with these arbitration provisions, to enforce an arbitration award or to seek injunctive relief or other non-monetary judicial relief, whether or not arbitration is available or under way. The arbitration will take place as follows:

(a) Notice. The party demanding arbitration must give the other party a written notice of such demand. The written notice must contain, in addition to the demand for arbitration, a clear statement of the issue or issues to be resolved by arbitration, an appropriate reference to the provision of the Agreement which is involved, the relief the party requests through arbitration, and the name and address of the arbitrator selected by the demanding party.

(b) Response. The party receiving the notice of the demand for arbitration must provide a written response to the demand within fifteen (15) days following receipt of the notice. The response must contain a clear statement of the respondent’s position concerning the issue or issues in dispute and the name and address of the arbitrator it selects as one of the arbitrators to hear the dispute. If the party receiving the notice of demand for arbitration fails to designate its arbitrator within the time allowed, the demanding party may apply to the United States District Court in the district in which the demanding party has its principal place of business, to designate the second arbitrator.

(c) Third Arbitrator. Within seven (7) days following the selection of the second arbitrator, the two arbitrators selected in accordance with subsections (a) and (b) above will select a third arbitrator. If they fail to do so within that time period, either party may apply to the United States District Court in the district in which the demanding party has its principal place of business, to designate the third arbitrator.

(d) Arbitration Proceeding. The arbitrators will meet in principal place of business of the demanding party within twenty (20) days after the selection of the third arbitrator and will allow each party an opportunity to submit oral and written evidence and argument concerning the issue in dispute. The arbitration hearing shall be no longer than five (5) consecutive business days to be equally divided between the parties. The three (3) arbitrators may resolve only the question or questions submitted to arbitration and must include as part of their consideration a full review of the Agreement and all material incorporated in the Agreement by reference. The arbitration proceeding must be completed through the rendering of the award within three (3) months of the selection of the arbitrators. The timing requirements set forth herein cannot be modified unless mutually agreed by the Parties in writing.

(e) Decision. The decision of a majority of the arbitrators will be final and will bind the parties. The award of the arbitrators may be monetary damages only. In no event may the arbitrators issue an award of any form of exemplary or punitive damages. Nor may the arbitrators make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(f) Consent to Change. By consent of all parties to any dispute under this Agreement, the method of selection of arbitrators, or even the arbitrators selected, may be changed at any time.

(g) Payment of Costs. In any arbitration proceeding conducted pursuant to this Section 17, each party will pay its own costs, witness fees, and attorneys’ fees and the fees charged by the arbitrator it selects. The fees charged by the third arbitrator and the costs of the proceeding shall be borne equally.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have signed this Agreement and intend that it be effective as of the date set forth above.

eNOVA GROUP LIMITED LIABILITY COMPANY

By:	/s/ Stephen M. Williams
Stephen M. Williams, Manager

/s/ Stephen M. Williams
STEPHEN M. WILLIAMS, Principal

/s/ Roy Simonson
ROY SIMONSON, Principal

CYBEX INTERNATIONAL, INC.

By:	/s/ John Aglialoro
Chief Executive Officer

SCHEDULE A

LIST OF PRINCIPALS

Stephen M. Williams

Roy Simonson